Exhibit 99.1

News Release
BOARDWALK ANNOUNCES THIRD QUARTER 2011 RESULTS

HOUSTON, October 31, 2011 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the third quarter ended September 30, 2011, which included the following items:

−
Operating revenues of $268.9 million for the quarter and $841.9 million for the nine months ended September 30, 2011, a 4% and 3% increase from $257.6 million and $814.8 million in the comparable 2010 period;

−	Net income of $47.2 million for the quarter and $145.4 million for the nine months ended September 30, 2011, a 15% and 27% decrease from $55.8 million and $200.5 million in the comparable 2010 period;

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $148.4 million for the quarter and $447.0 million for the nine months ended September 30, 2011, a 1% increase and 6% decrease from $147.3 million and $473.9 million in the comparable 2010 period; and

−
Distributable cash flow of $64.1 million for the quarter and $265.0 million for the nine months ended September 30, 2011, a 29% and 21% decrease from $90.1 million and $336.3 million in the comparable 2010 period.

Operating results for the third quarter 2011 were primarily driven by:

•	Higher gas transportation revenues from increased capacities from the completion of several compression projects in 2010 and operating our Fayetteville Lateral at its design capacity;

•	Lower parking and lending and storage revenues due to unfavorable market conditions;

•	Higher operation and maintenance expenses, primarily related to pipeline integrity maintenance projects, and lower gains from storage gas sales; and

•
Higher other deductions as a result of a $5.8 million loss on early extinguishment of debt and increased interest expense from higher average interest rates on long-term debt and lower capitalized interest.

Operating results on a year-to-date basis were impacted by the revenue and expense factors mentioned above, as well as a non-cash impairment charge of $28.6 million related to materials and supplies, a $5.0 million charge related to a fire at a compressor station near Carthage, Texas, and a $7.4 million loss on early extinguishment of debt that occurred in the first quarter of 2011.

Capital Program

Growth capital expenditures were $56.3 million and maintenance capital expenditures were $60.6 million for the nine months ended September 30, 2011.

Conference Call

The Partnership has scheduled a conference call for October 31, 2011, at 9:00 a.m. Eastern time to review the third quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 901-5241 for callers in the U.S. or (617) 786-2963 for callers outside the U.S. The PIN number to access the call is 51227829.

Exhibit 99.1

Replay

An online replay will also be available on the Boardwalk website immediately following the call.

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow

The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow.  EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements to assess the Partnership’s ability to make cash distributions to its unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net Income	$47.2	$55.8	$145.4	$200.5
Income taxes	0.1	0.2	0.3	0.4
Depreciation and amortization	55.8	54.2	168.9	161.3
Interest expense	39.6	37.3	119.5	112.2
Interest income	(0.1)	(0.2)	(0.3)	(0.5)
Loss on debt extinguishment	5.8	-	13.2	-
EBITDA	$148.4	$147.3	$447.0	$473.9
Less:
Cash paid for interest, net of capitalized interest (1)	65.4	43.6	149.6	116.9
Maintenance capital expenditures (2)	18.9	16.9	60.6	26.4
Other (3)	0.1	-	0.4	0.1
Add:
Asset impairment	0.1	3.3	28.6	5.8
Distributable Cash Flow	$64.1	$90.1	$265.0	$336.3

(1)	The three and nine months ended September 30, 2011, includes $9.2 million and $21.0 million of premiums paid for the early extinguishment of debt.

(2)
The three and nine months ended September 30, 2011, includes $2.6 million and $15.0 million of maintenance capital expenditures related to repairs associated with a fire at the Carthage compressor station.

(3)	Includes non-cash items such as the equity component of allowance for funds used during construction.

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk operates approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 167 Bcf. Additional information about the partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Revenues:
Gas transportation	$251.8	$234.2	$786.6	$734.0
Parking and lending	2.2	5.5	8.5	23.8
Gas storage	12.0	13.1	37.5	41.5
Other	2.9	4.8	9.3	15.5
Total operating revenues	268.9	257.6	841.9	814.8

Operating Costs and Expenses:
Fuel and gas transportation	26.7	27.7	78.7	81.8
Operation and maintenance	45.9	36.8	123.1	100.2
Administrative and general	31.1	33.2	101.9	98.8
Depreciation and amortization	55.8	54.2	168.9	161.3
Asset impairment	0.1	3.3	28.6	5.8
Net gain on disposal of operating assets	(5.3)	(12.7)	(3.9)	(11.6)
Taxes other than income taxes	22.2	22.0	67.1	66.0
Total operating costs and expenses	176.5	164.5	564.4	502.3

Operating income	92.4	93.1	277.5	312.5

Other Deductions (Income):
Interest expense	37.6	35.3	113.5	106.2
Interest expense – affiliates	2.0	2.0	6.0	6.0
Loss on debt extinguishment	5.8	-	13.2	-
Interest income	(0.1)	(0.2)	(0.3)	(0.5)
Miscellaneous other income, net	(0.2)	-	(0.6)	(0.1)
Total other deductions	45.1	37.1	131.8	111.6

Income before income taxes	47.3	56.0	145.7	200.9

Income taxes	0.1	0.2	0.3	0.4

Net Income	$47.2	$55.8	$145.4	$200.5

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.23	$0.28	$0.72	$1.02
Class B units	$-	$0.07	$0.04	$0.39
Cash distribution declared and paid to common units	$0.525	$0.51	$1.5675	$1.515
Cash distribution declared and paid to class B units	$0.30	$0.30	$0.90	$0.90
Weighted-average number of units outstanding:
Common units	175.7	169.7	172.5	169.7
Class B units	22.9	22.9	22.9	22.9

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended September 30, 2011, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$47.2
Declared distribution	107.8	$92.7	$6.9	$8.2
Assumed allocation of undistributed net loss	(60.6)	(52.5)	(6.9)	(1.2)
Assumed allocation of net income	$47.2	$40.2	$-	$7.0
Weighted average units outstanding		175.7	22.9
Net income per unit		$0.23	$-

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended September 30, 2010, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$55.8
Declared distribution	101.2	$87.4	$6.9	$6.9
Assumed allocation of undistributed net loss	(45.4)	(39.2)	(5.3)	(0.9)
Assumed allocation of net income	$55.8	$48.2	$1.6	$6.0
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.28	$0.07

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the nine months ended September 30, 2011, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$145.4
Declared distribution	317.6	$273.6	$20.6	$23.4
Assumed allocation of undistributed net loss	(172.2)	(149.0)	(19.7)	(3.5)
Assumed allocation of net income	$145.4	$124.6	$0.9	$19.9
Weighted average units outstanding		172.5	22.9
Net income per unit		$0.72	$0.04

Exhibit 99.1

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the nine months ended September 30, 2010, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$200.5
Declared distribution	300.3	$259.6	$20.7	$20.0
Assumed allocation of undistributed net loss	(99.8)	(86.1)	(11.7)	(2.0)
Assumed allocation of net income	$200.5	$173.5	$9.0	$18.0
Weighted average units outstanding		169.7	22.9
Net income per unit		$1.02	$0.39

SOURCE:	Boardwalk Pipeline Partners, LP
Contact:	Boardwalk Pipeline Partners, LP
Allison McLean, 866-913-2122
Director of Investor Relations
Or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer